EXHIBIT 99.1


[GenTek Logo Omitted]


NEWS RELEASE

Contact: Richard Wool: 212-573-6100
         Richard_Wool@Sitrick.com



                   GenTek's Plan of Reorganization Confirmed;
                      Clears Path To Emerge From Chapter 11


PARSIPPANY, N.J., Oct. 7, 2003 -- GenTek Inc. (OTC Bulletin Board: GNKIQ), a diversified manufacturer of telecommunications and other industrial products, today reported that the United States Bankruptcy Court for the District of Delaware confirmed the company's Plan of Reorganization ("the Plan"). GenTek expects the Plan to become effective shortly and remains on target to emerge from Chapter 11 within approximately 30 days.

         "Today's action by the Court is the last critical milestone on GenTek's path to emergence from Chapter 11," said Richard R. Russell, President and Chief Executive Officer of GenTek. "During the course of the company's Chapter 11 case, we consistently emphasized that GenTek's reorganization was a balance-sheet restructuring only. The Plan confirmed by the Court today reflects just that - a restructuring that substantially reduces GenTek's leverage and positions the company to execute on its strategic and operational objectives. We greatly appreciate the dedication of our employees and the trust and support of our customers and suppliers throughout the restructuring process, and we look forward to working closely with our new board of directors to maximize value in the future."

                                    - more -

GenTek's Plan of Reorganization Confirmed    - 2

         Upon emergence, the Plan provides for new aggregate balance-sheet debt of approximately $280 million, considerably less than the $950 million in funded debt when the company filed for protection under Chapter 11 on Oct. 11, 2002. GenTek also announced that on the effective date of the Plan it will enter into a $125 million multi-year revolving credit facility, which will be used to fund working-capital requirements, pay Plan obligations and for other general corporate purposes. Bank of America is the lead arranger and syndication agent on this credit facility.

         For more than a year, the company worked closely with its principal creditor groups to develop a plan that will maximize value for all stakeholders. Upon emergence, pre-petition senior secured lenders will own approximately 94 percent of the new common stock of the company, with unsecured bondholders owning approximately 4 percent and trade and other unsecured creditors owning up to 2 percent. The company's existing common stock (OTCBB: GNKIQ) will be cancelled as of the effective date.

About GenTek Inc.

GenTek Inc. is a diversified manufacturer of telecommunications and other industrial products. Additional information about the company is available on GenTek's Web site at www.gentek-global.com.

         This announcement includes forward-looking statements. GenTek has based these forward-looking statements on its current expectations and projections about future events. Although GenTek believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. GenTek undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Further information on factors that could affect GenTek's financial and other results is included in the company's Forms 10-Q and 10-K filed with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.

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